Exhibit 2.1

AMENDMENT NO. 1 TO

PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (this "Amendment"), dated October 18, 2007, is by and among Boise Cascade, L.L.C., a Delaware limited liability company ("Seller"), Boise Paper Holdings, L.L.C., a Delaware limited liability company (the "Company"), Boise Packaging & Newsprint, L.L.C., a Delaware limited liability company ("Boise P&N"), Boise White Paper, L.L.C., a Delaware limited liability company ("Boise White Paper"), Boise Cascade Transportation Holdings Corp., a Delaware corporation ("Boise Transportation"), Aldabra 2 Acquisition Corp., a Delaware corporation ("Buyer"), and Aldabra Sub LLC, a Delaware limited liability company agreement and a wholly owned subsidiary of Buyer ("Buyer Sub"), and amends that certain Purchase and Sale Agreement, dated September 7, 2007 (and as may be further amended, modified and/or supplemented from time to time, the "Purchase Agreement"), by and among Seller, the Company, Boise P&N, Boise White Paper, Boise Transportation, Buyer and Buyer Sub.  Any capitalized term used in this Amendment which is not otherwise defined herein shall have the meaning assigned to such term in the Purchase Agreement.

WHEREAS, each of the undersigned parties wish to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree to amend the Purchase Agreement as follows:

1.  Amendment to Section 1F(i).  The parenthetical "(such number of shares of Buyer Common Stock that would cause Buyer to hold more than 49.00% of the Buyer Post-Closing Common, as determined by Seller in good faith, the "Cash Pay Shares")" contained in Section 1F(i) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

"(such number of shares of Buyer Common Stock that would cause Seller to hold more than 49.00% of the Buyer Post-Closing Common, as determined by Seller in good faith, the "Cash Pay Shares")"

2.  Amendment to Section 2A(vi). Section 2A(vi) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

"Buyer and/or Buyer Sub shall have received debt financing in an aggregate amount of $946,000,000 (in addition to borrowings to fund any original issue discount and in addition to borrowings that arise, in accordance with the Debt Commitment Letters, from the exercise of Conversion Rights) on terms not materially less favorable to Buyer and Buyer Sub than those set forth in the Debt Commitment Letters (assuming full exercise of the "flex" provisions thereof), which debt financing shall allow for the Support Obligations of Seller in respect of the Business to be substituted by Buyer at or promptly after Closing and allow for Buyer and its Domestic Subsidiaries to issue an Acceptable Note to Seller (if applicable)."

3.  Amendment to Section 2C(xxi). Section 2C(xxi) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

"The Cash Portion to be delivered to Seller at the Closing under Section 1C(i) shall not be less than an amount equal to (x) $1,210,000,000, plus (y) the aggregate Debt Financing Fee Amount which is paid directly by Seller (e.g., as opposed to by reduction from the Cash Portion and remittance by Buyer) to lenders and/or agents providing the debt financing to Buyer and/or Buyer Sub in connection with the Purchase and Sale Transaction, minus (z) the Shared Expense Amount."

4.  Amendment to Section 8I(iii). Section 8I(iii) of the Purchase Agreement is hereby amended by adding the following sentence after the first sentence thereof:

"All fees and expenses incurred in connection with the preparation of the Allocation shall be treated as a Shared Expense Amount and paid when due, with each of Seller and Buyer responsible for its Responsible Share Percentage multiplied by fees and expenses incurred in connection with the preparation of the Allocation."

5.  Amendment to Definitions Section. The definition of "Shared Expense Amount" in Annex I of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

""Shared Expense Amount" means, without duplication, the sum of (i) the aggregate Transfer Taxes related to the transactions contemplated hereby, plus (ii) the aggregate fees and expenses of the environmental consultants for the Phase I Reports and Phase II Investigations, in each case determined as of the Closing, plus (iii) the aggregate filing fees under the HSR Act and for foreign antitrust filings, plus (iv) the aggregate consent fees to third parties and Governmental Entities in connection with the transactions contemplated hereby, plus (v) the aggregate fees and expenses incurred in connection with the preparation of the Allocation."

6.  Debt Commitment Letters; Related Matters.

(a)  Each of the undersigned parties acknowledges and agrees that the commitment letter and the associated fee letter (together with the annexes and exhibits thereto), each dated on or about the date hereof (each as amended, modified, supplemented and/or waived from time to time in accordance with the terms of this letter agreement and the Purchase Agreement, collectively, the "Goldman Commitment Letter") between Goldman Sachs Credit Partners L.P. ("GSCP") and Buyer Sub shall be the "Debt Commitment Letters" for all purposes under the Purchase Agreement.

(b)  In addition, each of the undersigned parties acknowledges and agrees that, solely for purposes of determining (1) which fees and expenses relating to the Debt Financing contemplated by the Goldman Commitment Letter (such Debt Financing contemplated by the Goldman Commitment Letter, the "Goldman Debt Financing") Seller is responsible for under the Purchase Agreement and (2) which fees and expenses relating to the Goldman Debt Financing shall be included within the definition of "Debt Financing Fee Amount", Seller shall be responsible only for the following fees and expenses with respect to the Goldman Debt Financing:

(i)	the First Lien Facility Fee (as such term is defined in the Goldman Commitment Letter) regardless of when paid;

(ii)	the Second Lien Facility Fee (as such term is defined in the Goldman Commitment Letter) regardless of when paid;

(iii)
the out-of-pocket expenses of GSCP that are reimbursable pursuant to the Goldman Commitment Letter, including expenses associated with GSCP's syndication of the Facilities (as such term is defined in the Goldman Commitment Letter) and the fees and disbursements of GSCP's attorneys and advisors, in each case to the extent such expenses, fees and disbursements relate to services provided, or expenses incurred, prior to or in connection with the closing of the Goldman Debt Financing on the Closing Date, and, subject to the provisions of the Purchase Agreement regarding the treatment of the Shared Expense Amount, any sales, use or similar taxes (including additions to such taxes, if any)  arising in connection with any matter referred to in the Goldman Commitment Letter to the extent incurred in connection with the closing of the Goldman Debt Financing on the Closing Date (but excluding, for the avoidance of doubt, any tax or other Liability in respect of any original issue discount or similar obligation with respect to any of the Facilities (as such term is defined in the Goldman Commitment Letter)); and

(iv)
without waiving or otherwise limiting any rights of Seller under the Purchase Agreement (including any rights to approve any replacement debt financing), the fees payable to GSCP described in the second paragraph under the "Other" Section of the fee letter contained in the Goldman Commitment Letter, but only to the extent (i) Buyer Sub's and/or any of its Affiliates' failure to close all or any part of the Facilities (as such term is defined in the Goldman Commitment Letter) is expressly approved in writing by Seller and (ii) the completion of any replacement bank or similar financing which would give rise to any obligation of Buyer Sub under such paragraph to pay any such fees to GSCP is also expressly approved in writing by Seller.

(c)  For the avoidance of doubt, each of Buyer and Buyer Sub acknowledge and agree that (i) Seller's obligations with respect to the foregoing fees and expenses shall be deemed satisfied at the Closing to the extent any such fees and expenses described above are deducted from the Equity Value Amount (including through the calculation of Debt Financing Fee Amount), in which case Buyer and Buyer Sub shall be responsible for paying such fees and expenses that are deducted from the Equity Value Amount and (ii) Seller shall not be required to pay and/or otherwise bear any Liability for any such fees and expenses prior to the consummation of the Closing; provided, however, that the foregoing shall not limit Seller’s obligation to pay for such fees and expenses that are due and payable if the Closing does not occur.

(d)  Without limiting any obligations of Buyer and/or Buyer Sub under the Purchase Agreement, Buyer and Buyer Sub covenant and agree that neither of them will (individually or collectively) amend, modify, supplement, terminate or waive any provisions under the Goldman Commitment Letter without the prior written consent of Seller; provided that if GSCP proposes to amend the Goldman Commitment Letter to provide for additional debt financing to Buyer and/or Buyer Sub at the Closing on terms not materially less favorable than those set forth in the Goldman Commitment Letter, Buyer and Buyer Sub shall agree to amend the Goldman Commitment Letter to allow for such additional debt financing (in which case such Goldman Commitment Letters, as amended, shall be the "Debt Commitment Letters" for all purposes of the Purchase Agreement and the debt financing contemplated by such amended Debt Commitment Letters shall be the "Debt Financing" for all purposes of the Purchase Agreement and any additional fees (to the extent they are of the type described in Sections 6(b)(i) - (iv)) incurred by Buyer and/or Buyer Sub in respect of such additional debt financing shall be included within the definition of "Debt Financing Fee Amount").

(e)  Each of Buyer and Buyer Sub acknowledge and agree that no portion of the Trust Fund and/or any cash in the Trust Fund (including any cash released from the Trust Fund in connection with the transactions contemplated by the Purchase Agreement), the aggregate amount of cash on hand of Buyer and its Subsidiaries as of immediately prior to the Closing and/or the aggregate cash proceeds received by Buyer and/or Buyer Sub on or prior to the Closing Date in respect of the Debt Financing shall be used to pay or otherwise satisfy any Liability of Buyer, Buyer Sub and/or any of their post-Closing Affiliates in respect of any original issue discount or similar obligation under the Facilities (as such term is defined in the Goldman Commitment Letter).

7.  Amendment to Section 1F(iii).  Section 1F(iii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

"Promptly after Buyer and/or Buyer Sub have received Debt Commitment Letters executed by the counterparties thereto or have otherwise received the debt financing for the transactions contemplated hereby, at the request of either Buyer or Seller, the parties shall work together in good faith to develop a form of Acceptable Note that is consistent with this Section 1F and otherwise reasonably satisfactory to each of them.  Buyer and Buyer Sub shall be jointly and severally responsible for Buyer's payment obligations under this Section 1F."

8.  No Other Amendments.  Except as otherwise provided herein, the terms and conditions of the Purchase Agreement shall remain unchanged and the Purchase Agreement shall be construed in a manner consistent with this Amendment.

9.  Miscellaneous; Counterparts; Effectiveness.  Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Amendment.  This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic pdf shall be effective as delivery of a manually executed counterpart of this Amendment.  This Amendment is governed by the laws of the State of Delaware.  The provisions of this Amendment may not be amended without the prior written consent of each of Seller and Buyer.  This Amendment is binding on and shall inure to the benefit of the parties hereto and their successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Purchase and Sale Agreement to be executed by their respective officers hereunto duly authorized as of the day and year first written above.

BOISE CASCADE, L.L.C.

By: /s/ David G. Gadda

Its: Vice President, Legal

BOISE PAPER HOLDINGS, L.L.C.

By: /s/ David G. Gadda

Its: Vice President, Legal

BOISE WHITE PAPER, L.L.C.

By: /s/ David G. Gadda

Its: Vice President, Legal

BOISE PACKAGING & NEWSPRINT, L.L.C.

By: /s/ David G. Gadda

Its: Vice President, Legal

BOISE CASCADE TRANSPORTATION HOLDINGS CORP.

By: /s/ David G. Gadda

Its: Vice President, Legal

ALDABRA 2 ACQUISITION CORP.

By: /s/ Jason Weiss

Its: Chief Executive Officer

ALDABRA SUB LLC By: Aldabra 2 Acquisition Corp., its sole member

By: /s/ Jason Weiss

Its: Chief Executive Officer

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